                                                                   EXHIBIT 10.06

VERITAS 1997 EXECUTIVE COMPENSATION PLAN

The 1997 Executive Annual Compensation Plan shall consist of four components for sales executives, and three components for all other executives, as follows:

COMPONENT                           AMOUNT           PAID
Base                                                 Regular payroll
Sales Commission                                     Monthly
Qualitative Bonus                                    Quarterly
EPS Bonus                                            Annually

BASE SALARY

The Base Salary will be earned on a weekly basis. Additionally, the base salary shall be the basis for calculating life and disability benefits (and any other such benefits which are base salary driven) which shall be provided consistent with the standard company benefits policy.

SALES COMMISSION

Sales Commission shall be paid according to attachment A.

QUALITATIVE BONUS

Qualitative Bonus shall be earned by performance against measurable qualitative goals, which will be proposed by the executive at the beginning of each quarter for approval by the CEO. In any one quarter, the Qualitative Bonus can be paid as little as 0%, and a maximum of 150%, with the annual total not to exceed 125%.

EPS BONUS

The EPS Bonus shall be earned by achieving the earnings per share specified in the approved operating plan. An earnings per share achievement below 70% of plan shall not earn any bonus, and at 70% shall earn 50% of bonus. Achievement of 100% of the earnings per share shall earn 100% of the bonus, with any intermediate achievement between 70% and 100% earning a proportional amount of the bonus. At an earnings per share of 130% of plan 150% of bonus will be earned, with any intermediate achievement between 100% and 130% earning a proportional amount. In the event that the board of directors approves a mid year update, than the annual earnings per share objective shall be the sum of the first two quarters as specified in the original plan, and the second two quarters as specified in the mid-year update.

PAYMENTS

The CEO shall be responsible for assessing and awarding payment for the Qualitative Bonus. Qualitative Bonus payments shall be paid no later than the last day of the month following the end of the quarter.

The CEO shall be responsible for assessing and recommending to the compensation committee payment for the EPS Bonus. Payment for the EPS Bonus shall be made not later than January 31, 1998.

In order to be eligible to receive a bonus, the individual must be employed by Veritas at the time of payment.

DISCRETION OF THE CEO AND BOARD OF DIRECTORS

Notwithstanding the above, the Company's CEO or board of directors, at its sole discretion, may, for reasonable cause, modify or change this Plan or its implementation at any time.

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for Veritas               Date              Officer name               Date